Hydromer, Inc.	35 Industrial Parkway · Branchburg, NJ 08876 · U.S.A.
Tel: (908) 722-5000 · Fax (908) 526-3633 · http://www.hydromer.com
Video Conferencing IP Address: 66.237.185.38

PRESS RELEASE: The following is available for immediate release:
Branchburg, New Jersey; December 5, 2005

From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

Contact:	Robert Y. Lee, Vice President Finance
(908) 722-5000

Symbol:	HYDI.OB OTC Bulletin Board
HDO BSX, Boston Stock Exchange

Hydromer, Inc. Announces its Results for the quarter ended September 30, 2005

Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) reported its financial results of operations for the quarter ended September 30, 2005 to the Securities and Exchange Commission on Monday, November 14, 2005. For the quarter, the Company reported revenues of $1,861,204 as compared with $1,946,330 the same period a year ago, a decrease of $85,126 or 4.4%. A net loss of $245,151 ($0.05 per share) is reported for the quarter ended September 30, 2005. This compares with a net loss of $23,386 ($0.01 per share) the comparative quarter a year ago.

For the quarter ended September 30, 2005, products and services sales were $1,300,033, down $52,759 (3.9%) from $1,352,792 the quarter ended September 30, 2004. Royalties, options and licensing revenues were down $32,367 (5.5%) to $561,171 from $593,538 the corresponding quarter a year before. Our Cost of Sales for the quarter ended September 30, 2005 of $817,348 was up 17.0% from $698,758 the same period a year ago. Operating expenses for the quarter were $1,381,733 this year as compared with $1,277,784 last year (up 8.1%). There was a benefit from income taxes of $126,290 for the quarter ended September 30, 2004 as compared with $28,607 the year before.

“Lower sales during the quarter compounded with higher operating expenses resulted in the loss.” said Robert Y. Lee, Vice President of Finance. “Although the Company’s sales are not cyclical, as of recent, first quarter revenues have been historically lower as compared with the other quarters. Affecting this quarter’s revenues were some timing issues (acceleration of sales into the previous quarter/fiscal year or into the following quarter) and the expiration of the ‘267 patent (expired May 6, 2005). The ‘267 contributed approximately $524,000 in royalties and option revenues the quarter ended September 30, 2004 whereas for this year, the successor supply agreements and availability fees generated $475,000.”

“The mix of higher cost products sold in addition to higher direct labor costs (including fringe benefits) resulted in the higher cost of goods sold. The continued legal costs on the patent infringement claim against a former licensee and other parties added $43,000 more to expenses this year than the corresponding period a year ago. Since March 2004, $329,000 in legal fees has been spent, though such legal actions ceased infringement by one of the parties, and has allowed for increased sales since then. On November 9, 2005, the Company obtained an order of default against its former licensee, AST, Inc. while it vigorously continues its claim against Veterinary Pharmaceuticals, Inc. In addition, included in this quarter’s operating expenses is $33,592 for the Company’s announced 401(k) matching contributions on the employees’ July 2004 - June 2005 contributions. The Company match for the previous year was announced in November 2004.” added Mr. Lee.

“We are in the forefront position of any development process. We develop the new breakthrough technologies that are incorporated into our customers’ products: in the medical device, pharmaceutical and other industries. Our current developmental projects, including those in the cardiovascular and neurovascular fields, are long-term initiatives where the costs are incurred years before any revenues are returned. With our continual reinvestment back into the Company, we were able to see an annualized compounded growth rate of 22% in revenues over the past ten years. Since June 30, 2003, we self-funded approximately $302,000 into our patent estate (excludes annual maintenance costs and the legal fees related to the patent infringement claim) and $979,000 into new or upgraded facilities and equipment. We also increased our headcount from sixty-nine as of June 30, 2003 to eighty-three as of September 30, 2005, including an increase of five to Research & Development. The current annualized rate of our R&D expenditures is approximately 11% of revenues.” added Manfred F. Dyck, President and Chief Executive Officer.

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at
http://www.hydromer.com.